Aaron's, Inc. Reports Record Second Quarter Results

-- Revenues Up 12% to $539.5 Million

-- Same Store Revenues Increase 6.1%

-- GAAP Diluted EPS $.47; Up 15% Excluding Prior Year Lawsuit Charge

ATLANTA, July 24, 2012 /PRNewswire/ -- Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three and six months ended June 30, 2012.

For the second quarter of 2012, revenues increased 12% to $539.5 million compared to $482.7 million for the second quarter in 2011. Net earnings were $36.2 million versus $10.8 million last year. Diluted earnings per share were $.47 compared to $.13 per share a year ago.

For the first six months of this year, revenues increased 11% to $1.126 billion compared to $1.015 billion for the first six months of 2011. Net earnings were $107.5 million versus $55.2 million last year. Diluted earnings per share for the first half were $1.40 for 2012 compared to $.68 in 2011.

As previously reported, the Company recorded a charge of $36.5 million in the second quarter of 2011 related to a lawsuit with a former Aaron's associate. In the first quarter of 2012 the Company settled this lawsuit and reversed into income $35.5 million of this charge.

Excluding from all periods the 2011 lawsuit-related charge and subsequent 2012 reversal, net earnings for the second quarter of 2012 would have been $36.2 million compared to $33.3 million for the same period in 2011, and earnings per share assuming dilution would have been $.47 compared to $.41 a year ago, a 15% increase. Net earnings for the six months of 2012 would have been $85.5 million compared to $77.7 million last year, and earnings per share assuming dilution would have been $1.11 versus $.96 last year, a 16% increase.

"Once again we are announcing outstanding financial results, which were in line with our expectations," said Ronald W. Allen, President and Chief Executive Officer of Aaron's. "We continue to grow in revenues, earnings, customers, and store count. Regardless of the current economic times, customer demand remains strong in both our Company-operated and franchised stores. Our unique business model provides high-quality, basic household furnishings that are desired by our customers, and our superior service and flexible payment terms enable them to obtain these needed products. We are optimistic that business will continue to be strong for the rest of the year."

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 6.1% during the second quarter of 2012 compared to the second quarter of 2011, and customer count on a same store basis was up 8.8%. Same store revenues increased 4.3% for Company-operated stores open over two years at the end of June 2012. The Company had 1,083,000 customers and its franchisees had 568,000 customers at the end of the second quarter of 2012, a 14.2% increase in total customers over the number at the end of the second quarter a year ago (customers of our franchisees, however, are not customers of Aaron's, Inc.).

During the first six months of this year the Company generated over $46 million of cash flow from operations and had $110 million of cash on hand at the end of June 2012. The Company reacquired 363,781 shares of Common Stock in the second quarter of 2012 and has authorization to purchase an additional 4,917,563 shares.

Division Results

The Aaron's Sales & Lease Ownership division increased its revenues in the second quarter of 2012 to $523.7 million, a 9% increase over the $479.9 million in revenues in the second quarter of 2011. Sales and lease ownership revenues for the first half of 2012 increased 8% to $1.095 billion compared to $1.010 billion for the same period a year ago.

Revenues of the HomeSmart division increased in the second quarter to $13.7 million, compared to $657,000 in revenues in the second quarter of 2011. HomeSmart revenues for the first six months of 2012 were $26.2 million versus $987,000 for the same period a year ago.

Components of Revenue

Consolidated lease revenues and fees for the second quarter and first half of 2012 increased 12% and 10%, respectively, over the comparable previous year periods. In addition, franchise royalties and fees increased 6% for the second quarter and 7% year to date compared to the same periods in 2011. Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, increased 14% to $96.4 million for the second quarter from $84.6 million in the comparable period in 2011, and increased 15% to $211.9 million for the first six months compared to $185.1 million for the first six months of last year. The increases in the Company's franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company's franchisees, who, collectively, had revenues of $237.6 million during the second quarter and $502.0 million during the first six months of 2012, both a 9% increase over the prior year periods. Same store revenues and customer counts for franchised stores increased 7.0% and 10.1%, respectively, for the second quarter compared to the same quarter last year. Revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.

Store Count

During the second quarter of 2012, the Company opened 13 Company-operated Aaron's Sales & Lease Ownership stores, ten franchised stores, four HomeSmart stores, one franchised HomeSmart store and one RIMCO store. The Company also acquired 12 franchised stores and the accounts of three third party stores which were added to Aaron's Sales & Lease Ownership stores. In addition, the accounts of a third party store were also acquired and transferred to a HomeSmart store. Two Company-operated stores and two franchised stores were closed during the quarter.

Through the three months and six months ended June 30, 2012, the Company awarded area development agreements to open 18 and 29 additional franchised stores, respectively. At the end of June 2012, there were area development agreements outstanding for the opening of 222 franchised stores over the next several years.

At June 30, 2012, the Company had 1,176 Company-operated Aaron's Sales and Lease Ownership stores, 706 Aaron's Sales & Lease Ownership franchised stores, 78 HomeSmart stores, one franchised HomeSmart store, 17 Company-operated RIMCO stores, and six franchised RIMCO stores. The Company also had one Aaron's Office Furniture store. The total number of stores open at the end of June 2012 was 1,985.

Third Quarter and Full Year 2012 Outlook

The Company is updating its guidance for 2012, which remains substantially unchanged from previous guidance for the full year:

  Third quarter revenues (excluding revenues of franchisees) of approximately $530 million.
  Third quarter diluted earnings per share in the range of $.40 to $.44 per share.
  Fiscal year 2012 revenues (excluding revenues of franchisees) of over $2.2 billion.
  GAAP fiscal year 2012 diluted earnings per share in the range of $2.27 to $2.35.
  Non-GAAP fiscal year 2012 diluted earnings per share in the range of $1.98 to $2.06, which excludes the first quarter reversal of the accrued lawsuit expense.
  EPS guidance for the third quarter and fiscal year 2012 does not assume any significant repurchases of the Company's Common Stock.
  New store growth of approximately 5% to 7% over the store base at the end of 2011, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores.  This will be a net store growth after any opportunistic merging or disposition of stores.
  The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.
  The Company also plans to continue to acquire franchised stores, convert independent operator's stores to Aaron's franchised stores, or sell Company-operated stores as opportunities present themselves.

Conference Call

Aaron's will hold a conference call to discuss its quarterly financial results on Tuesday, July 24, 2012, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

Aaron's, Inc., based in Atlanta, currently has more than 1,985 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $89 million, at cost, of furniture and bedding at 14 facilities in eight states in 2011. The entire production of Woodhaven is for shipment to Aaron's stores.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Statements in this release that are "forward-looking" include without limitation Aaron's projected revenues, earnings, and store openings for future periods.

Aaron's, Inc. and Subsidiaries Consolidated Statements of Earnings (In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Lease Revenues and Fees	$414,968	$371,107	$850,074	$769,331
Retail Sales	8,459	8,187	22,207	22,193
Non-Retail Sales	96,376	84,607	211,939	185,054
Franchise Royalties and Fees	16,142	15,176	33,647	31,519
Other	3,570	3,623	8,524	7,268
Total	539,515	482,700	1,126,391	1,015,365
Costs and Expenses:
Retail Cost of Sales	4,700	4,805	12,424	13,285
Non-Retail Cost of Sales	88,580	77,121	193,462	168,210
Operating Expenses	237,573	211,390	472,483	427,800
Lawsuit Expense (Income)	-	36,500	(35,500)	36,500
Depreciation of Lease Merchandise	148,406	134,585	306,567	278,678
Interest	1,666	672	3,336	1,346
Total	480,925	465,073	952,772	925,819

Earnings Before Income Taxes	58,590	17,627	173,619	89,546
Income Taxes	22,346	6,828	66,149	34,358

Net Earnings	$36,244	$10,799	$107,470	$55,188

Earnings Per Share	$.48	$.14	$1.42	$.69
Earnings Per Share Assuming Dilution	$.47	$.13	$1.40	$.68
Weighted Average Shares Outstanding	75,927	79,686	75,949	79,887
Weighted Average Shares Outstanding Assuming Dilution	76,979	80,899	77,006	81,037

Selected Balance Sheet Data (In thousands)
	(Unaudited)
	June 30, 2012	December 31, 2011
Cash and Cash Equivalents	$ 109,612	$176,257
Investments	156,758	98,132
Accounts Receivable, Net	69,522	87,471
Lease Merchandise, Net	904,624	862,276
Property, Plant and Equipment, Net	224,969	226,619
Other Assets, Net	305,582	284,394

Total Assets	1,771,067	1,735,149

Senior Notes	137,000	137,000
Accrued Litigation Expense	-	41,720
Total Liabilities	691,211	758,595
Shareholders' Equity	$1,079,856	$976,554

Use of Non-GAAP Financial Information

This press release presents the Company's net earnings and diluted earnings per share excluding a $36.5 million charge recorded in the second quarter of 2011 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses, and the subsequent reversal into income of $35.5 million of such charge in the first quarter of 2012 related to the settlement of that lawsuit. These measures are not presented in accordance with generally accepted accounting principles in the United States ("GAAP").

While the lawsuit may not be considered as non-recurring in nature in a strictly accounting sense, management regards the circumstances of this particular lawsuit as infrequent and not arising out of the ordinary course of business. The lawsuit adjustments involve matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding the recording and subsequent reversal of this accrual is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to

Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution Excluding

Accrued Lawsuit Expense (Income)

(In thousands, except earnings per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Earnings	$36,244	$10,799	$107,470	$55,188

Add Back Accrued Lawsuit Expense (Income), Net of Taxes (1) (2)	-	22,495	(21,975)	22,495

Non-GAAP Net Earnings Excluding Accrued Lawsuit Expense (Income)	$36,244	$33,294	$85,496	$77,683

Earnings Per Share Assuming Dilution	$.47	$.13	$1.40	$.68

Add Back Accrued Lawsuit Expense (Income)	.00	.28	(.29)	.28

Non-GAAP Earnings Per Share Assuming Dilution Excluding Accrued Lawsuit Expense (Income)	$.47	$.41	$1.11	$.96

Weighted Average Shares Outstanding Assuming Dilution	76,979	80,899	77,006	81,037

(1) Net of taxes of $13,526 for the six months ended June 30, 2012 calculated using the effective tax rate for the six months ended June 30, 2012.
(2) Net of taxes of $14,005 for the three and six months ended June 30, 2011 calculated using the effective tax rate for the six months ended June 30, 2011.

Reconciliation of 2012 Projected Guidance for Earnings Per Share Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$2.27	$2.35
Less Reversal of Accrued Lawsuit Expense	(.29)	(.29)
Projected Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense	$1.98	$2.06

CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer, +1-404-231-0011